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                                                                   EXHIBIT 23.02

 CONSENT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS, DATED JUNE 26,
                                      1998

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated May 14, 1997 on the combined balance sheet of Carter Crowley Asset Group as of December 31, 1996 and the related combined statements of operations, shareholder's equity and cash flows for each of the two years in the period ended December 31, 1996, included in Crescent Operating, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in or made a part of this Registration Statement.

                                            /s/ ARTHUR ANDERSEN LLP

Dallas, Texas
June 26, 1998